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                                                                    Exhibit 23.1





                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors of
     Alion Science and Technology Corporation:

We consent to the use of our report dated December 15, 2003, relating to the consolidated balance sheets of Alion Science and Technology Corporation as of September 30, 2003 and 2002, and the related consolidated statements of operations, shareholder's equity (deficit), and cash flows for the year ended September 30, 2003 and for the period from October 10, 2001 (inception) through September 30, 2002, and the related consolidated financial statement schedule, and our report dated December 6, 2002, except as to Note 13, which is as of December 20, 2002, relating to the consolidated balance sheets of Selected Operations of IIT Research Institute as of September 30, 2001 and 2002, and the related consolidated statements of income, owner's net investment, and cash flows for each of the years in the three-year period ended September 30, 2002, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                                     /s/ KPMG LLP

Chicago, Illinois
January 21, 2004